SCHEDULE 14A
                               (RULE 14A-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  / /
Filed by a Party other than the Registrant /x/

Check the appropriate box:
/ / Preliminary Proxy Statement                 / /   Confidential, for the
                                                      use of the Commission
                                                      only (as permitted by
/ / Definitive Proxy Statement                        Rule 14a-6(e)(2))
/ / Definitive Additional Materials
/x/ Soliciting Material Pursuant to Rule 14a-12

                             DIME BANCORP, INC.
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              (Name of Registrant As Specified In Its Charter)

                      NORTH FORK BANCORPORATION, INC.
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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/   No fee required.
/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)    Title of each class of securities to which transaction applies:

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2)    Aggregate number of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11: (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)    Proposed maximum aggregate value of transaction:

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5)    Total fee paid:

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/ /   Fee paid previously with preliminary materials.

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/ /   Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)    Amount previously paid:

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2)    Form, Schedule or Registration Statement No.

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3)    Filing party:

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4)    Date filed:

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FOR IMMEDIATE RELEASE                 INVESTOR:   DANIEL M. HEALY
                                                  EXECUTIVE VICE PRESIDENT
                                                  CHIEF FINANCIAL OFFICER
                                                  631-844-1258

                                      PRESS:      KEKST AND COMPANY
                                                  ROBERT D. SIEGFRIED
                                                  212-521-4832


                 NORTH FORK EXTENDS DIME OFFER, RESPONDS TO
                          RECENT DIME DISCLOSURES


MELVILLE, N.Y. - MAY 26, 2000 - NORTH FORK BANCORPORATION, INC. (NYSE:NFB) announced today that, in accordance with its previously disclosed intention, it officially extended its pending exchange offer to acquire Dime Bancorp, Inc., until June 30, 2000. To date, approximately 12.5 million Dime common shares have been tendered. "We noted with skepticism Dime's recent announcement regarding the pursuit of a 'strategic transaction'," stated John Adam Kanas, Chairman, President and Chief Executive Officer. "We are particularly intrigued by the vagueness of their process and we remain completely unconvinced that it will produce a sale of the company," he said.

"By claiming to undertake this process, we believe Dime is attempting to convince its shareholders that it is 'doing the right thing' in order to generate shareholder support at the upcoming Dime annual meeting. However, we are convinced there is a genuine risk that Dime will hide behind its newly initiated 'merger discussion process' through the annual meeting, after which it will eventually announce that it was unable to come to terms with any third party concerning a transaction. By tendering your shares to North Fork and voting to 'withhold authority' for the Dime's director nominees at the meeting, shareholders can send a strong and unequivocal message to the Dime Board of Directors that you want to see Dime sold now, that you do not want Dime to remain independent, and that Dime should engage in good faith merger negotiations with all interested parties, including North Fork, " said Mr. Kanas. "We encourage the Dime shareholders to vote to 'withhold authority' on any proxy card you receive in order to have your vote against Dime management recorded and to tender your shares now," he said.

North Fork said that it expects to be sending out proxy materials shortly to solicit votes from Dime shareholders to withhold authority for Dime's director nominees.

North Fork also indicated that it made yet another request to be involved in Dime's self-described strategic option process and has not been invited to participate in that process despite this request. "Their refusal to include all parties into their process underscores their ongoing insincerity toward the entire matter," said Mr. Kanas.

Investors and security holders are advised to read North Fork's registration statement and tender offer statement with respect to its exchange offer for Dime common stock, North Fork's preliminary proxy statement with respect to North Fork's proposed solicitation of proxies from Dime stockholders in connection with Dime's 2000 annual meeting of stockholders, and any amendments or supplements to any of such documents (when they become available), because each of these documents contains, or will contain, important information. Investors and security holders may obtain a free copy of the exchange offer registration statement, the tender offer statement, the proxy statement, any amendments or supplements to any of such documents (when they become available), and any other documents filed by North Fork with the SEC, at the SEC's Internet web site at www.sec.gov. Each of these documents may also be obtained free of charge by overnight mail or direct electronic transmission by calling North Fork's information agent, D.F. King & Co., Inc. toll-free at 1-800-755-7250.

North Fork, its directors and executive officers and certain other persons may be deemed to be "participants" in North Fork's solicitation of proxies from Dime stockholders. A detailed list of the names, affiliations and interests of the participants in the solicitation is contained in North Fork's preliminary proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on May 22, 2000, with respect to its proposed solicitation of proxies from Dime stockholders in connection with Dime's 2000 annual meeting of stockholders.